Exhibit (g)(2)

AMENDMENT AGREEMENT

AMENDMENT AGREEMENT, effective as of September 1, 2004, by and among BARCLAYS GLOBAL INVESTOR FUNDS, a Delaware business trust (the “Trust”) and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (“Investors Bank”).

WHEREAS the Trust and Investors Bank entered into a Custody Agreement dated October 21, 1996, as amended from time to time (the “Custodian Agreement”); and

WHEREAS, the Trust and Investors Bank desire to amend the Custodian Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendment.

Section 14(a) of the Custodian Agreement is hereby amended by deleting such Section 14(a) in its entirety and by inserting in lieu thereof, the following:

“This Agreement shall remain in effect until May 1,2006 (the “Initial Term”), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive three-year terms (each a “Renewal Term”) unless notice of non-renewal is delivered by the non-renewing party to the other party no later than one-hundred-twenty (120) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. At any time after the termination of this Agreement, the Bank agrees to make available to the Company, at its request, the records maintained b the bank relating to the performance of its duties as custodian and to preserve such records for the periods prescribed in Rule 31a-2 under the 1940 Act.”

2.	Miscellaneous.

(a) Except as amended hereby, the Custodian Agreement shall remain in full force and effect.

(b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

INVESTORS BANK AND TRUST COMPANY

By:	/s/ John N. Spinney, Jr.
Name:	John N. Spinney, Jr.
Title:	Sr. VP & CFO

BARCLAYS GLOBAL INVESTOR FUNDS

By:	/s/ Michael Latham
Name:	Michael Latham
Title:	Secretary/Treasurer BGI Funds and MIP